Exhibit 10.25

Certain information in this document, marked by brackets, has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K under the Securities Act of 1933, as amended, because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.

ALLIANCE TERM SHEET

BLADE, HELICOPTERS, INC. AND VERTIPORT CHICAGO

This alliance term sheet (this “Term Sheet”), dated as of February 17, 2021, outlines the proposed terms for certain collaborative relationships between Blade Urban Air Mobility, Inc. (“Blade”) and Vertiport PropCo, LLC (“Vertiport Chicago,” together with Blade and Operator, the “Parties”). Upon execution of this Term Sheet, the Parties will immediately begin working together to negotiate and enter into Definitive Agreements (as defined hereinafter) containing the terms below.

This Term Sheet is intended solely as a basis for further discussion and is not intended to be and does not constitute a legally binding obligation on any party hereto, except to the extent set forth in the Binding Provisions section below. No other legally binding obligations will be created, implied or inferred until definitive documents, if any, are executed and delivered by all Parties.

Parties	Blade Urban Air Mobility, Inc. (“Blade”) and Vertiport PropCo, LLC (“Vertiport Chicago,” and together with Blade, the “Parties”).
Term

[*****] commencing on the effective date of a definitive agreements entered into by the Parties (the “Definitive Agreements”). It is contemplated that the Definitive Agreements shall consist of, among other things: (i) a Charter Agreement (as defined below) entered into by Blade and the Operator; (ii) a License Agreement (as defined below) entered into by Blade and the Vertiport; and (iii) a Use Agreement (as defined below) entered into by the Operator and the Vertiport. The Definitive Agreements shall be subject to extension upon the mutual agreement of the Parties

Certain information in this document, marked by brackets, has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K under the Securities Act of 1933, as amended, because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.

Use of Space Agreement

Vertiport Chicago recognizes that Blade and Helicopters, Inc. (the “Operator”) have entered into a term sheet whereby Operator has agreed to provide helicopter transportation to Blade utilizing helicopters based at the Vertiport located at 1339 South Wood Street, Chicago, IL 60608 (the “Vertiport”). Despite the increased expenses associated with basing the Helicopters at the Vertiport, such positioning will allow for the most cost-effective charter pricing, thus maximizing the potential to grow Vertiport operations.

Blade and Operator shall enter into a definitive charter agreement whereby Operator provides helicopter transportation, utilizing the Helicopters, at discounted rates (collectively, the “Charter Agreement”).

Vertiport Chicago and Operator shall enter into a definitive agreement (the “Use Agreement”) whereby Vertiport Chicago provides Operator with (i) hangar space at a discounted hangar rent of [*****] net plus taxes and operating expenses; (ii) fueling of the Helicopter at a discounted price below Vertiport Chicago’s retail fuel prices to be negotiated; and (iii) a waiver of any landing fees for the Helicopter provided by the Exclusive Operator other than the [*****] fee which is not waivable. The location of the Helicopter operated by Exclusive Operator within the hangar shall not be dedicated space and shall be subject to relocation by Vertiport Chicago upon reasonable notice.

The Operator agrees that its hangar space at the Vertiport is for tenant specific use of helicopter operations and repair.  Any other use must be approved and coordinated by Vertiport Chicago.  Operator may not generate income off its leased space outside its normal helicopter operations.  Furthermore, Operator may need to temporarily relocate in certain circumstances at the reasonable direction of Vertiport Chicago to other locations within the Vertiport due to Vertiport normal course of business and venue use.

Exclusive Operator

The Definitive Agreement will be contingent upon Blade having entered into the Charter Agreement with Helicopters, Inc. as the exclusive provider of those services during the term of the Definitive Agreement.

Vertiport Branding

Blade and Vertiport Chicago shall enter into a definitive license agreement pursuant to which Blade shall grant Vertiport Chicago a non-exclusive, royalty-free license to use Blade’s name and other marks (the “License Agreement”) in connection with branding the Vertiport, which Vertiport Chicago agrees will be branded the “Vertiport Chicago powered by BLADE.” Vertiport Chicago will review and approve Blade branding and signage throughout the perimeter of the Vertiport, on the tarmac, and on other Vertiport buildings.

BLADE Lounge Facilities

Depending on the success of Blade’s charter services (as reasonably determined by the Parties and defined in the Definitive Agreements) at the Vertiport, Blade shall explore a capital expenditure of up to [*****], which shall be used for: (i) the build out of a Blade branded passenger lounge (the “Passenger Lounge”) at the Vertiport for the use of all Vertiport passengers; and (ii) general improvements to the existing Vertiport infrastructure pending on the review and approval of Vertiport management. The location, tenant build-out, rent and other terms with regard to the Passenger Lounge, shall be subject to a mutual agreement of the Parties as set forth in the Definitive Agreement. Vertiport Chicago agrees that the branded Passenger Lounge will be referred to as the “BLADE Lounge” or the “BLADE Terminal” at the Vertiport Chicago.

Certain information in this document, marked by brackets, has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K under the Securities Act of 1933, as amended, because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.

Exclusivity-Charter, Tour and Other

Vertiport Chicago shall not allow any entity other than Blade to market, sell, promote, and/or arrange by-the-seat air travel to or from the Vertiport while the Definitive Agreements are in effect; provided, however, that the foregoing exclusive right in favor of Blade shall not apply to any tour operations by the Vertiport it being understood that Vertiport Chicago retains all rights and control of any tour operations at the Vertiport, as more particularly described below.

Vertiport Chicago will not allow any competitor of Blade to erect or maintain a private, semi-private, or branded passenger lounge at the Vertiport.

Blade and Vertiport Chicago shall use Operator to service all requests Blade and Vertiport Chicago receive for charter flights; provided that if Operator is unable to perform, or is uncompetitive from a cost standpoint, a flight requested by Vertiport Chicago or Blade (each, a “Requested Flight”), Blade and Vertiport Chicago may use a different aircraft operator for such Requested Flight that Operator is unable to perform.

All tour operations shall be retained by Vertiport Chicago. Blade and Operator shall refer all contacts and inquiries regarding tour flights to Vertiport Chicago for handling. Blade and Operator shall have no right to operate tours at the Vertiport, except as specifically described below.

Operator shall be Vertiport Chicago’s preferred provider as a tour operator. As Vertiport Chicago’s preferred operator, the Operator shall have the first right to provide tour services on terms and conditions to be proposed by Vertiport Chicago on a case-by-case basis. If Operator is unable to provide tour services on the terms and conditions proposed by Vertiport Chicago, then Vertiport Chicago shall have the right to utilize another helicopter operator to provide such tour services which Operator was unable to specifically provide. Given the uncertainty of the current economic environment and the helicopter tour market in the Chicago metropolitan area, the Parties acknowledge and agree that specific terms and conditions for tour operations cannot be agreed to at this time nor will likely be in place for the Definitive Agreements. Nonetheless, the Parties agree to work together in good faith to provide the Operator a preferred opportunity to provide helicopter tour services as and when the helicopter tour market returns to Chicago during the course of 2021.

Certain information in this document, marked by brackets, has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K under the Securities Act of 1933, as amended, because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.

Marketing

Blade shall market various routes to and from the Vertiport on the Blade mobile application and website.

Blade will invest in marketing its services at the Vertiport through various local media outlets, including digital, print, and television.

Blade shall work with its commercial airline partners to market helicopter transfer services to customers of commercial airlines between the Chicago area airports and the Vertiport.

Vertiport Chicago shall mention Blade in all external communications and marketing efforts, with each such mention subject to Blade’s approval.

Blade shall mention Vertiport Chicago in all external communications and marketing efforts regarding flights to/from the Vertiport, with each such mention subject to Vertiport’s approval.

MediMobility Services

Vertiport Chicago shall use commercially reasonable efforts to introduce Blade to relevant contacts at local hospitals in an effort to promote and expand Blade’s MediMobility services to the Chicago area and the Vertiport.

Commission

Blade shall pay Vertiport Chicago commission for the referral to Blade of (i) charter flight business and (ii) hospitals that use Blade’s MediMobility services. The commission rates and details around qualifying referrals shall be negotiated by Blade and Vertiport Chicago in good faith and outlined in the Definitive Agreements.

Right of First Offer

In the event that Vertiport Chicago makes a decision to market the Vertiport for sale, Vertiport Chicago shall first notify Blade of its intention to do so which notice shall include a proposed purchase and any other material terms upon which Vertiport Chicago will be marketing the property. Blade shall have a limited period of time from receipt of such notice to make a written offer to Vertiport Chicago to acquire the Vertiport. Vertiport Chicago shall have the right in its sole and absolute discretion to accept or reject such offer. If Vertiport Chicago agrees to proceed to negotiate a purchase with Blade, then Vertiport Chicago and Blade shall enter into good faith negotiations concerning the sale of the Vertiport, all as more particularly described in the Definitive Agreements. If Blade fails to respond to Vertiport Chicago’s notice or the Parties fail to reach an agreement as to the terms of sale (as the case may be), then, in such event, Vertiport Chicago shall have the right to market the property for sale and if Vertiport Chicago receives a purchase offer within [*****] of the purchase price set forth in the notice to Blade, then Vertiport Chicago shall be free to close the sale of the property to any third party purchaser.

If Vertiport Chicago receives an unsolicited offer from a third party, Vertiport Chicago shall notify Blade of the terms of such offer and Blade shall have the right to make its own offer for the acquisition of the property on terms it chooses in its sole and absolute discretion. In such circumstances, Vertiport Chicago shall have the right to continue to negotiate with such third parties and/or Blade with regard to any such offer and shall retain the right to accept or reject any such offers from Blade and/or any third party in its sole and absolute discretion.

Confidentiality	The Parties will not disclose to any other person (except to directors and employees of the Parties and its affiliates who have a need to know, or to the Parties’ legal and accounting advisers, or where disclosure is required by law) any of the terms, conditions or other facts with respect to this Proposal, including the pricing, structure and status thereof.

Certain information in this document, marked by brackets, has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K under the Securities Act of 1933, as amended, because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.

Governing Law

This Term Sheet shall be governed by and construed and enforced in accordance with the laws of the state of Delaware, without giving effect to any principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ITS, HIS OR HER RIGHT TO A JURY TRIAL OF ANY CLAIM ARISING OUT OF THIS TERM SHEET, THE DEFINITIVE AGREEMENTS OR THE TRANSACTION CONTEMPLATED HEREIN.

Term Sheet Exclusivity

The Parties agree that until the date that is [*****] from the date hereof, they shall negotiate exclusively with each other regarding the subject matter of this Term Sheet, and shall not and shall procure that their respective affiliates, employees, agents, advisors and investment bankers do not, directly or indirectly, solicit, encourage, entertain or accept any inquiries, discussions or proposals from, or enter into any kind of negotiations with, or execute any agreements with, any other third party regarding the subject matter of this Term Sheet (other than the Parties).

Definitive Agreements

The Parties agree that any obligation concerning the purpose of this Term Sheet is subject to the negotiation and execution of the Definitive Agreements, which the Parties acknowledge and accept. Any obligations of the Parties contained herein shall be superseded by the Definitive Agreements.

Costs	Each Party shall bear all fees and expenses (including attorneys’ fees) incurred by it in connection with the preparation, negotiation and execution of this Term Sheet and any Definitive Agreements.
Binding Provisions	From its execution date until the date that is [*****] thereafter, during which time, the Governing Law, Definitive Agreements, Costs, Term Sheet Exclusivity and Binding Provisions provisions herein will be binding on the Parties.

Blade Urban Air Mobility, Inc.	Vertiport PropCo, LLC

By :	By :
Name :	Name :
Title :	Title :